                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     Southwest Bancorporation of Texas, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1998

To the Shareholders of
  Southwest Bancorporation of Texas, Inc.

    The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at the Company's main offices, 4400 Post Oak Parkway, Houston, Texas, on Tuesday, May 26, 1998, at 10:30 a.m., Houston time, for the following purposes:

        1. To elect (i) four Directors of Class II of the Board of Directors to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal, and (ii) one Director of Class I of the Board of Directors to hold office until the 2000 Annual Meeting of Shareholders and until his successor has been elected and qualified, or until his earlier resignation or removal; and

        2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock issuable thereunder from 650,000 shares to 1,000,000 shares.

        3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1998.

        4. To transact such other business as may properly come before the Annual Meeting or any adjournment hereof.

    The close of business on Wednesday, April 15, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting; and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company by any shareholder during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting from 10:30 a.m., local time, until adjournment of the Annual Meeting.

                                          By Order of the Board of Directors

                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT,
                                            TREASURER AND SECRETARY

Dated: April 20, 1998
     Houston, Texas

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held May 26, 1998, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

    Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed, will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

    Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

    The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

    The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1997, accompanies but does not constitute part of this proxy statement.

    The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about April 20, 1998.

                        VOTING SHARES AND VOTING RIGHTS

    Only holders of record of Common Stock at the close of business on April 15, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At that time, there were outstanding 11,584,874 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

    A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The four Class II nominees and the Class I nominee receiving the highest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

    Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to the ratification of the selection of independent auditors and any other matters, abstentions will have the same legal effect as a vote against such matter, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Five directors are to be elected at the Annual Meeting. Ernest H. Cockrell, Paul B. Murphy, Jr., Adolph A. Pfeffer, Jr. and Michael T. Willis have been nominated to fill the four expiring Class II positions on the Board of Directors, to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. Stanley D. Stearns, Jr. has been nominated for election as a Class I director to fill a new position in that Class created by the Board of Directors in August 1997. If elected, Mr. Stearns, together with the other current Class I directors (John B. Brock III, J. David Heaney and Andres Palandjoglou), will hold office until the 2000 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class III directors (John W. Johnson, Walter E. Johnson and Wilhelmina R. Morian) presently hold office until the 1999 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

    Although the Board of Directors knows of no reason why any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

    The names and ages of the Company's executive officers and directors, including the four nominees for election to the Class II positions and the nominee for election to the Class I position on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of the Bank except for Mr. Palandjoglou, and all of the directors live in Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996, with the exception of Messrs. Argue, Bedford, Heaney, Pfeffer, Stearns and Torentinos, who were elected in 1997.

                NAME                                                POSITION                                     AGE
------------------------------------  ---------------------------------------------------------------------      ---
John B. Brock III...................  Director                                                                       65
Ernest H. Cockrell*.................  Director                                                                       52
J. David Heaney.....................  Director                                                                       49
John W. Johnson.....................  Director and Chairman of the Executive Committee of the Bank's Board           52
                                       of Directors
Walter E. Johnson...................  Chairman of the Board and Chief Executive Officer                              62
Wilhelmina R. Morian................  Director                                                                       51
Paul B. Murphy, Jr.*................  Director, President and Chief Operating Officer                                38
Andres Palandjoglou.................  Director                                                                       50
Adolph A. Pfeffer, Jr.*.............  Director                                                                       67

                NAME                                                POSITION                                     AGE
------------------------------------  ---------------------------------------------------------------------      ---
Stanley D. Stearns, Jr.*............  Director                                                                       55
Michael T. Willis*..................  Director                                                                       53
Joseph H. Argue III.................  Executive Vice President                                                       49
J. Nolan Bedford....................  Executive Vice President of the Company and Vice Chairman of the Bank          59
David C. Farries....................  Executive Vice President, Treasurer and Secretary of the Company and           51
                                       Executive Vice President and Chief Financial Officer of the Bank
Yale Smith..........................  Executive Vice President                                                       61
Sharon K. Sokol.....................  Executive Vice President                                                       47
Steve D. Stephens...................  Executive Vice President                                                       38
Anthony Torentinos..................  Executive Vice President                                                       48
R. John McWhorter...................  Vice President and Controller                                                  33

------------------------

*   Nominee for election at Annual Meeting.

    JOHN B. BROCK III. Mr. Brock became a director of the Bank in 1991. He has been Chairman of the Board of Ocean Energy, Inc. ("OEI") since March 27, 1998, prior to which he had been the Chairman of the Board and Chief Executive Officer of United Meridian Corp. ("UMC") since May 1995 and a director of UMC since November 1989. UMC merged with OEI on March 27, 1998. Mr. Brock served as the President of UMC from May 1996 to October 1996, served as the President and Chief Executive Officer of UMC from February 1992 to May 1995 and served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Mr. Brock is a director and member of the Executive Committee of the Texas Midcontinent Oil and Gas Association, a director of the National Midcontinent Oil and Gas Association, a director of the American Petroleum Institute, a director of St. Luke's Episcopal Hospital and a director of St. Luke's Episcopal Health System.

    ERNEST H. COCKRELL. Mr. Cockrell became a director of the Bank in 1982. In 1996 he became Chairman of Cockrell Oil Corporation, a company involved in oil and gas exploration and production, prior to which he had been President since 1979. Mr. Cockrell holds B.S. in Engineering and MBA degrees from the University of Texas in Austin and is also involved in ranching, farming and investments. He is a Director of Pennzoil Company, Independent Petroleum Association of America, and the Texas Midcontinent Oil and Gas Association. He is a member of the All-American Wildcatters' Association and the American Petroleum Institute and is a member and past Chairman of the Houston chapter of the Young Presidents' Organization. Mr. Cockrell is also President of The Cockrell Foundation, a private charitable corporation which supports many Texas charities. He serves on the board of directors and executive committee of The Methodist Health Care System, Houston, the board of directors of MethodistCare, Houston and the board of visitors of the University of Texas M.D. Anderson Hospital, Houston. He is a member and the former chairman of the Board of Trustees of the Houston Museum of Natural Science, of the Sam Houston Area Council of the Boy Scouts of America, and of The University of Texas College of Engineering Foundation Advisory Council.

    J. DAVID HEANEY. Mr. Heaney became a director of the Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds J.D. and B.B.A. degrees from the University of Texas.

    JOHN W. JOHNSON. Mr. Johnson became a director and Chairman of the Board of the Bank in 1982 and served in that capacity until 1996, when he was named Chairman of the Bank's Executive Committee. For more than five years, he has been Chairman and President of Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a Director of Weatherford Enterra, Inc. and is Chairman of the Board of Trustees of St. John's School. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.

    WALTER E. JOHNSON. Mr. Johnson joined the Bank in July 1989 as President, Chief Executive Officer and a director. In May 1996 he was elected Chairman of the Board of Directors of the Bank. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas. He also served as a Director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is a board member of the Boy Scouts of America, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University.

    WILHELMINA R. MORIAN. Ms. Morian became a director of the Bank in 1982. Since 1980 she has been President of Westview Development, Inc. (real estate development) and Cockspur, Inc. and a partner in various real estate and oil and gas ventures. She is Chairman of the Board of the Cullen Trust for Healthcare, Past Chair, Board of Regents of the University of Houston Systems and serves on the Board of the Houston Zoological Society, The Neuhaus Education Center, The Cullen Foundation and The Museum of Fine Arts--Houston.

    PAUL B. MURPHY, JR. Mr. Murphy joined the Bank in January 1990 as an Executive Vice President, was elected a director in 1994, became President in 1996 and acquired the additional title of Chief Operating Officer in February 1998. He began his banking career with Allied Bank of Texas in 1981, in the commercial lending division. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including:
Young Presidents Organization, Past Chairman of Houston Arts Fund, Trustee of Children's Museum of Houston, Board member of St. Luke's Episcopal Hospital and member of the Advisory Board of University of Texas Health Science Center at Houston.

    ANDRES PALANDJOGLOU. Mr. Palandjoglou was elected a director of the Company upon its formation in 1996, and has been an advisory director of the Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.

    ADOLPH A. PFEFFER, JR. Mr. Pfeffer became a director of the Bank in 1997. He was an organizing director of Pinemont Bank in 1960, and served on its Board of Directors, the last 20 years as Chairman of the Board, until its merger with the Bank in 1997. Mr. Pfeffer is involved in farming, ranching, real estate and investment activities. He is a director of the Gillson-Longenbaugh Foundation.

    MICHAEL T. WILLIS. Mr. Willis became a director of the Bank in 1988. He has over 20 years of experience in the personnel services and temporary help industry. In 1976 he founded Talent Tree Personnel and guided that company through more than 15 years of rapid growth with sales growing to an annualized rate of $300 million per year. Resigning from Talent Tree in March 1993, Mr. Willis founded METAMOR Worldwide (formerly COREStaff, Inc.) in July 1993 where he is Chairman of the Board, President and CEO. He is also on the Board of Serv-Tech, Inc.

    JOSEPH H. ARGUE III. Mr. Argue joined the Company and the Bank in April of 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

    J. NOLAN BEDFORD. Mr. Bedford was elected Vice Chairman of the Board of Directors of the Bank and Executive Vice President of the Company in 1997, prior to which time he had served as President and Chief Executive Officer of Pinemont Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993.

    DAVID C. FARRIES. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was promoted to Chief Financial Officer of the Bank in 1994 and Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas. He is a Certified Public Accountant and has his NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses.

    R. JOHN MCWHORTER. Mr. McWhorter has been Vice President and Controller of the Bank since 1990, prior to which he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas with a B.B.A. in accounting in 1987 and is a certified public accountant.

    SHARON K. SOKOL. Ms. Sokol joined the Bank in 1990. She has over 28 years of banking experience, including over eight years of branch administration and retail services at Indiana National Bank. After moving to Texas in 1978, she successfully established several new products and departments at Western Bank, including a Corporate Cash Management Division. She moved to Texas Commerce Bank where she was Vice President in Cash Management Marketing. In 1987, she joined First Interstate Bank of Texas as Vice President and Manager of Cash Management. Ms. Sokol joined the Bank in February 1990 to establish its cash management services. In October 1990, she was appointed Chief Bank Operations Officer, and in 1992 she was appointed Executive Vice President. Ms. Sokol serves as the Chairperson of the Board of Directors for the Southwest Automated Clearing House and also serves on the Board of Directors of the Clearing House Association of the Southwest. She also serves on the Board of Trustees and Executive Committees for both the Houston Heritage Society and the Juvenile Diabetes Foundation.

    YALE SMITH. Mr. Smith has over 30 years of banking experience in Houston. He has focused his career on middle market lending since his days at First City National Bank where he managed the Metropolitan Division prior to joining Allied Bank of Texas in 1981. He joined the Bank in January 1990 as an Executive Vice President and heads the Bank's downtown branch offices. Mr. Smith is very active in the Houston community having served as past Chairman of the Board of the Salvation Army and currently serving as Director of the MIT Forum of Texas and as an Administrative Board Member of St. Luke's United Methodist Church.

    STEVE D. STEPHENS. Mr. Stephens has over 15 years of commercial lending experience, and is currently in charge of the Bank's Northwest Crossing office, and the Memorial City office. Prior to joining the Bank as an Executive Vice President in 1990, he was Senior Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including being past president of the Kiwanis Club of Houston, a Board member of the Children's Fund and active in the Muscular Dystrophy Association. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

    ANTHONY TORENTINOS. Mr. Torentinos joined the Bank in May 1997. He has over 20 years of management and consulting experience in the areas of human resources, planning and administration. He started his Houston banking career in 1979 at Interfirst Bank, then moved to Capital Bank in 1981 as Vice President, Director of Human Resources. During the past 12 years he has served as an executive officer for two large regional banking organizations in the Mid-Atlantic area. Mr. Torentinos is a former officer of the University of Texas College of Business Administration and a graduate of the University of Texas at Austin.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Wilhelmina R. Morian, Andres Palandjoglou and Stanley D. Stearns, Jr., none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company' s independent auditors and with representatives of senior management. The Audit Committee held four meetings during 1997.

    The Compensation Committee currently consists of John B. Brock III, John W. Johnson, Adolph A. Pfeffer, Jr. and Michael T. Willis, none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held one meeting during 1997.

    During the year ended December 31, 1997, the Board of Directors held four meetings. In 1997, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served (in each case held during the periods that he served), except for Michael T. Willis, John B. Brock III and J. David Heaney.

DIRECTOR COMPENSATION

    In an effort to attract and retain qualified directors, the Bank's Board of Directors approved a methodology of awarding stock options to directors under the Company's employee stock option plans, effective beginning in 1994 (the "Directors' Plan"), which methodology was assumed and continued by the Company upon the formation thereof in 1996. Pursuant to the Directors' Plan, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase a maximum of 49,175 shares of Common Stock may be granted under the Directors' Plan during a calendar year with the exercise price approximating the fair market value of the stock at December 31 of such year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 19,400 shares were granted in 1997 for the 1996 calendar year with an exercise price of $16.50 per share, and options for 21,975 shares were granted in 1998 for the 1997 calendar year with an exercise price of $30.75 per share.

    Directors of the Company do not receive any cash compensation for attending Company Board meetings; however, John W. Johnson receives $25,000 per year for serving as Chairman of the Executive Committee of the Bank and for serving on the Bank's Management Committee. Directors of the Bank receive a fee of $500 for each meeting of the Bank's Board of Directors attended and Directors of the Bank and the Company receive $200 for each Board Committee meeting attended. Directors of the Bank who are also employees of the Bank do not receive fees for attending Board Committee meetings.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998, by (i) each director, (ii) each of the Named Executives (as defined under "Executive Compensation") and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. No person is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock.

                                                                                             PERCENTAGE
                                                                               NUMBER OF     BENEFICIALLY
                                                                                SHARES          OWNED
                                                                            ---------------  -----------
John B. Brock III.........................................................       49,892(1)            *%
Ernest H. Cockrell........................................................      133,787(2)         1.16
J. David Heaney...........................................................      103,341(3)            *
John W. Johnson...........................................................      186,750(4)         1.61
Walter E. Johnson.........................................................       24,210(5)            *
Wilhelmina R. Morian......................................................      229,410(6)         1.98
Paul B. Murphy, Jr........................................................       22,342(7)            *
Andres Palandjogou........................................................       32,875(8)            *
Adolph A. Pfeffer, Jr.....................................................      279,856(9)         2.42
Stanley D. Stearns, Jr....................................................      173,217(10)        1.50
Michael T. Willis.........................................................      141,520(11)        1.22
Joseph H. Argue III.......................................................       13,800               *
J. Nolan Bedford..........................................................       56,777(12)           *
Steve D. Stephens.........................................................       12,903(13)           *
Directors and executive officers as a group...............................    1,542,771(14)       13.33

------------------------

*   Does not exceed 1.0%.

 (1) Includes 3,625 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 17,500 shares held in trust for the benefit of Ernest H. Cockrell and 3,225 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 31,160 shares owned by Mr. Heaney's wife, 31,844 shares held in trust for the benefit of his two children and 3,950 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 40,000 shares held by John W. Johnson, Trustee for the benefit of his three children and 46,750 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 3,750 shares held by Walter E. Johnson's wife and 3,970 shares which may be acquired by Walter E. Johnson within 60 days pursuant to outstanding stock options.

 (6) Includes 6,575 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 10,360 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 8,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (9) Includes 825 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 400 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 4,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 40,875 shares which may be acquired within 60 days pursuant to outstanding stock options.

(13) Includes 11,875 shares which may be acquired within 60 days pursuant to outstanding stock options.

(14) Includes 763,059 shares which may be acquired within 60 days pursuant to outstanding stock options.

                             EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal years ended December 31, 1997 and 1996.

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                     ANNUAL COMPENSATION                -------------
                                        ----------------------------------------------   SECURITIES
               NAME AND                                                  OTHER ANNUAL    UNDERLYING        ALL OTHER
          PRINCIPAL POSITION              YEAR      SALARY      BONUS    COMPENSATION    OPTIONS (#)    COMPENSATION(1)
--------------------------------------  ---------  ---------  ---------  -------------  -------------  -----------------

Walter E. Johnson ....................       1997  $ 350,000  $ 175,000    $   7,545          1,250        $   4,800
  Chairman & Chief Executive Officer         1996    325,000    662,500        6,006        250,900            4,500

Paul B. Murphy, Jr. ..................       1997    200,000    100,000        9,299            825            4,800
  President and Chief Operating              1996    175,000     87,500        6,660         60,425            4,500
  Officer

J. Nolan Bedford .....................       1997    177,575     33,000        2,520            375            5,264
  Executive Vice President and               1996     --         --           --             --               --
  Vice Chairman of the Bank

Joseph H. Argue III ..................       1997    160,000     48,000        5,516         30,000           --
  Executive Vice President                   1996     --         --           --             --               --

Steve D. Stephens ....................       1997    140,000     56,000       10,000         --                4,200
  Executive Vice President                   1996    125,000     50,000        3,000         19,625            3,750

------------------------

(1) Consists of the Company's contribution to the Company's 401(k) Plan.

OPTION GRANTS DURING 1997

    The following table contains information concerning the grant of stock options to the Named Executives during fiscal year 1997.

                                                 % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF      OPTIONS                                       ASSUMED ANNUAL RATES
                                  SECURITIES     GRANTED TO                                        OF STOCK PRICE
                                  UNDERLYING    EMPLOYEES IN    EXERCISE                   APPRECIATION FOR OPTION TERM(1)
                                    OPTIONS     FISCAL YEAR       PRICE     EXPIRATION   -----------------------------------
              NAME                  GRANTED         1997         ($/SH)        DATE         0%($)       5%($)       10%($)
--------------------------------  -----------  --------------  -----------  -----------  -----------  ----------  ----------
Walter E. Johnson...............       1,250         1.11%      $   30.75       1/2/08    $       0   $   24,173  $   61,259
Paul B. Murphy, Jr. ............         825         0.73%          30.75       1/2/08            0       15,954      40,431
J. Nolan Bedford................         375         0.33%          30.75       1/2/08            0        7,252      18,378
Joseph H. Argue III.............      30,000        26.67%          18.38       4/3/07            0      346,772     878,790
Steve D. Stephens...............           0         0.00%         --           --           --           --          --

------------------------

(1) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth certain information concerning option exercises during the year ended December 31, 1997 by the Named Executives and the value of unexercised options held by each of the Named Executives at December 31, 1997.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                  OPTIONS AT            IN-THE-MONEY-OPTIONS AT
                                 SHARES                       DECEMBER 31, 1997          DECEMBER 31, 1997(2)
                                ACQUIRED       VALUE      --------------------------  ---------------------------
                               ON EXERCISE  REALIZED(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                               -----------  ------------  -----------  -------------  ------------  -------------
Walter E. Johnson............     250,000   $  4,025,000     108,220        272,690   $  3,051,009   $ 4,345,764
Paul B. Murphy, Jr. .........      20,000        390,750      20,785         85,040        506,357     1,619,870
J. Nolan Bedford.............      12,000        261,630      40,500        --             888,771       --
Joseph H. Argue III..........      --            --           --             30,000        --            390,000
Steve D. Stephens............      10,500        303,065      18,125         46,375        544,922     1,013,003

------------------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market (sale) price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2) The value is based on $31.375 per share, which was the closing sale price reported on The NASDAQ Stock Market on December 31, 1997.

EMPLOYMENT AGREEMENTS

    Walter E. Johnson, Paul B. Murphy, Jr., Joseph H. Argue III, Steve D. Stephens, David C. Farries, Sharon K. Sokol, Yale Smith, and Anthony Torentinos have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and
(iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof. The employment agreements also automatically renew each year absent notice to the contrary from the Company.

    In connection with the merger of Pinemont Bank with the Bank in August, 1997, the Company entered into a three year employment agreement with J. Nolan Bedford, providing for a minimum annual salary of $177,575. The agreement provides that Mr. Bedford will be the senior officer in charge of all lending and personnel functions and responsibilities over the former branch locations of Pinemont Bank and will hold the title of Vice Chairman of the Board of Directors of the Bank.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

    Many of the directors and executive officers of the Company and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 1997 the Bank made loans in the ordinary course of business to certain directors of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1997, all of such loans aggregated approximately $13.0 million, which was 11.7% of the Bank's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation. This report describes the elements of the Company's executive officer compensation programs and the basis on which 1997 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

    The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

    - The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

    - All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

    - The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

    The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

    Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

    It has become the established practice of the Compensation Committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Accordingly, base salaries were reviewed and adjusted during 1997, and the base salaries of the Named Executives in the compensation table appearing in this Proxy Statement reflect the fully annualized base salaries as adjusted and implemented in 1997.

EMPLOYEE STOCK OPTION PLAN

    The Company's officers are eligible to participate in the 1996 Stock Option Plan referred to in this Proxy Statement. The objective of this Plan (and the Company's predecessor stock option plans) is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

1997 COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

    In reviewing the 1997 compensation of Walter E. Johnson, the Company's Chairman of the Board and Chief Executive Officer, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Johnson's base salary is reviewed on a yearly basis and most recently was reviewed and adjusted in January, 1997. His base salary is considered to be reasonable and competitive based on published compensation surveys and other publicly available compensation information. His bonus for 1997 performance was determined in January 1998 based on earnings through December 1997. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance.

OTHER

    The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; however, the Compensation Committee may in the future decide to authorize compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.

                                          Compensation Committee

                                          John B. Brock III
                                          John W. Johnson
                                          Adolph A. Pfeffer, Jr.
                                          Michael T. Willis

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    The performance graph shown below compares the cumulative shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index (the "S&P Index") and the SNL Securities $1.0-$5.0 Billion Bank Index (the "SNL Index") and was prepared based upon the following assumptions:

    1. $100 was invested in the Company's Common Stock, the S&P Index and the SNL Index on January 28, 1997 at the initial public offering of the Company's Common Stock of $16.50 per share and the closing price of the stocks comprising the S&P Index and the SNL Index, respectively, on such date. The Company's Common Stock began trading on The NASDAQ Stock Market on January 28, 1997.

    2.  Dividends are reinvested on the ex-dividend dates.

    The companies that comprise the SNL Index are all publicly-traded banks and bank holding companies in the United States having between $1.0 billion and $5.0 billion in assets during the period shown.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN PERFORMANCE
Index Value
                             Southwest Bancorporation of Texas,
                                                           Inc.    S&P 500    SNL $1B-$5B Bank Index
1/28/97                                                 $100.00   $ 100.00                   $100.00
3/31/97                                                 $107.69    $ 99.34                   $102.96
6/30/97                                                 $154.55   $ 116.69                   $120.74
9/30/97                                                 $165.04   $ 125.43                   $139.60
12/31/97                                                $174.13   $ 129.04                   $163.86

                                                  JANUARY 28,   MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                     1997         1997        1997         1997           1997
                                                  -----------  -----------  ---------  -------------  ------------
Southwest Bancorporation of Texas, Inc..........   $  100.00    $  107.69   $  154.55    $  165.04     $   174.13
S&P 500 Composite Index.........................   $  100.00    $   99.34   $  116.69    $  125.43     $   129.04
SNL $1B--$5B Bank Index.........................   $  100.00    $  102.96   $  120.74    $  139.60     $   163.86

                                    ITEM 2.
          APPROVAL OF INCREASE IN SHARES ISSUABLE UNDER THE COMPANY'S
                             1996 STOCK OPTION PLAN

    On February 23, 1998, the Board of Directors approved an amendment (the "Amendment") to the Company's 1996 Stock Option Plan, increasing the number of shares of Common Stock issuable thereunder from 650,000 shares to 1,000,000 shares, and recommended that the Amendment be submitted to the Company's shareholders for approval at the Annual Meeting. The 1996 Stock Option Plan was approved by the Company's shareholders on December 17, 1996. The following summary of the material features of the 1996 Stock Option Plan is qualified in its entirety by reference to the copy of the plan (as proposed to be amended) attached hereto as Appendix A.

PURPOSE OF THE AMENDMENT

    The Company believes that it has been able to attract highly qualified personnel in part through the use of option grants, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional option grants. The Company has used the 1996 Stock Option Plan and its predecessor stock option plans (the "Predecessor Plans") for this purpose, and as of March 31, 1998, options to purchase 1,261,669 shares of Common Stock granted to 128 employees and non-employee directors (including options granted to directors for the 1997 calendar year) were outstanding under the 1996 Stock Option Plan, and the Predecessor Plans, with prices ranging from $.40 to $30.69 per share. As of March 31, 1998, no options remained available for grant under the 1996 Stock Option Plan and no further options may be granted under the Predecessor Plans. Accordingly, the Company is recommending that stockholders approve the Amendment to the 1996 Stock Option Plan.

ADMINISTRATION

    The Compensation Committee administers the 1996 Stock Option Plan and has sole authority to select the employees and directors ("Optionees") eligible to receive grants of options ("Options") that are either incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not constitute incentive stock options ("Nonstatutory Stock Options") thereunder. The 1996 Stock Option Plan provides for the grant of options to acquire up to 650,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events ("adjustments")). The Committee which administers the 1996 Stock Option Plan must be comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder). The Compensation Committee selects the officers, key employees and non-employee directors of the Company to whom options may be granted and determines the vesting and other terms of the option agreements representing such options.

    The exercise price of options granted under the 1996 Stock Option Plan is determined by the Compensation Committee, but in the case of an Incentive Stock Option, the exercise price shall not be less than the fair market value of the Common Stock on the date the option is granted. No person may receive any Incentive Stock Option if, at the time of grant such person owns directly or indirectly more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the Common Stock and the exercise period of such Incentive Stock Option is by its term limited to five years. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by Incentive Stock Options that first become exercisable by an optionee in any calendar year. The maximum number of shares subject to options that can be granted under the 1996 Stock Option Plan to any executive officer or other employee of the Company or any subsidiary during any calendar year is

250,000 shares. No option may be granted more than ten years after the effective date of the 1996 Stock Option Plan, which is November 18, 1996, the date of its adoption by the Board of Directors.

    Options granted under the 1996 Stock Option Plan may be accompanied by stock appreciation rights ("SARs"). The grant of a SAR permits the optionee to surrender an option and receive in exchange cash or, if specified in the option agreement, shares of Common Stock with a value equal to the excess of the fair market value of the stock subject to the option exercise price. None of the options which have been granted under the 1996 Stock Option Plan are accompanied by SARs.

AMENDMENT AND TERMINATION

    The Board of Directors may amend or terminate the 1996 Stock Option Plan at any time, except that (i) it may not make any change to a previously granted Option which would impair the employee's rights without the employee's consent,
(ii) it may not decrease the authority granted to the Compensation Committee under the Plan in contravention of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) it may not make any amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan without the approval of the Company's shareholders. Except with respect to Options then outstanding, if not sooner terminated, the 1996 Stock Option Plan shall terminate and no further Options shall be granted after the expiration of ten years from the date of its adoption.

TAX EFFECTS OF PARTICIPATION IN THE PLAN

    STATUS OF OPTIONS. The federal income tax consequences both to the Optionee and the Company of options granted under the 1996 Stock Option Plan differ depending on whether an Option is an Incentive Stock Option or a Nonstatutory Stock Option.

    NONSTATUTORY STOCK OPTIONS. No federal income tax is imposed on the Optionee upon the grant of a Nonstatutory Stock Option (whether or not including an SAR). Generally, upon the exercise of a Nonstatutory Stock Option, the Optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price paid for such shares. Upon a subsequent disposition of the shares received upon exercise of a Nonstatutory Stock Option, any difference between the amount realized on the disposition and the basis of the shares (option price plus any ordinary income recognized) would be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Upon an Optionee's exercise of a Nonstatutory Stock Option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the Optionee.

    INCENTIVE STOCK OPTIONS. No federal income tax is imposed on the Optionee upon the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be included in the calculation of the Optionee's alternative minimum tax liability, if any. If the Optionee does not dispose of shares acquired pursuant to the exercise of an Incentive Stock Option within two years from the date the Option was granted or within one year after the shares were transferred to him, no income is recognized by the Optionee by reason of the exercise of the Option, and the difference between the amount realized upon a subsequent disposition of the shares and the option price of the shares would be treated as long-term capital gain or loss. In such event, the Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares so acquired.

    If an Optionee disposes of shares acquired pursuant to his exercise of an Incentive Stock Option prior to the end of the two-year or one-year holding periods noted above, the disposition would be treated as a disqualifying disposition and the Optionee would be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss would be recognized, the amount realized on such sale, if less) over the option price. Any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long-term or short-term capital gain, depending on the holding period of the shares. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the Optionee.

    STOCK APPRECIATION RIGHTS. No federal income tax is imposed on the Optionee on the grant of an SAR. Upon the exercise of an SAR, the Optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the fair market value of the shares of Stock plus the amount of any distributed to the Optionee. Upon a subsequent disposition of the shares received upon exercise of an SAR, any difference between the amount realized on the disposition and the basis of the shares (fair market value at time of exercise) would be treated as long-term or short-term capital gain or loss, depending on the holding period for the shares. Upon the exercise of an SAR, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is recognized to the Optionee.

PLAN BENEFITS

    Because options under the 1996 Stock Option Plan are granted at the discretion of the Compensation Committee, it is not possible for the Company to determine and disclose the amount of options that may be granted to the Named Executives and the executive officers as a whole, if the Amendment is approved.

SUMMARY AND RECOMMENDATION

    The Amendment would provide for an additional 350,000 shares of Common Stock to be made available to be issued upon the exercise of options granted under the 1996 Stock Option Plan, increasing the aggregate number of shares subject to the 1996 Stock Option Plan to 1,000,000 shares (subject to adjustments). Absent the recommended increase, the usefulness of the 1996 Stock Option Plan as a continuing source of employee incentives is severely impaired. Shares covered by grants of stock options under the 1996 Stock Option Plan may be issued by the Company from authorized but unissued stock, from shares previously issued and reacquired by the Company, or any combination of such sources.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to approve the proposed Amendment.

                                    ITEM 3.
                            APPOINTMENT OF AUDITORS

    Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1998. Coopers & Lybrand L.L.P. has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of Coopers & Lybrand L.L.P. has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

    Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

    In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 4.
                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive office by December 20, 1998, in order for such proposals to be included in the Company' s proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, Texas 77027.

    In addition, the Company's Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 70th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of Annual Meeting is more than 20 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

    ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT,
                                            TREASURER AND SECRETARY

Houston, Texas
April 20, 1998

                                                                      APPENDIX A

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             1996 STOCK OPTION PLAN
                          (AS PROPOSED TO BE AMENDED)
                             I. PURPOSE OF THE PLAN

    The SOUTHWEST BANCORPORATION OF TEXAS, INC. 1996 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of SOUTHWEST BANCORPORATION OF TEXAS, INC., a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock, $1.00 par value, of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), ("Incentive Stock Options") or options which do not constitute Incentive Stock Options.

                               II. ADMINISTRATION

    The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be (a) comprised solely of two or more outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 250,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final. If a Committee is not appointed by the Board, the Board shall act as the Committee for purposes of the Plan.

                             III. OPTION AGREEMENTS

    (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price.

    (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

    (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

                          IV. ELIGIBILITY OF OPTIONEE

    Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted; provided, however, that Options which do not constitute Incentive Stock Options may be granted to individuals who are directors (but not also employees) of the Company or any such parent or subsidiary corporation. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

                         V. SHARES SUBJECT TO THE PLAN

    The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 1,000,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

                                VI. OPTION PRICE

    The purchase price of Stock issued under each Option shall be determined by the Committee, but in the case of an Incentive Stock Option, such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

                               VII. TERM OF PLAN

    The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within twelve months thereafter. Notwithstanding any provision in this Plan or in any Option Agreement, no Option shall be exercisable prior to such shareholder approval. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its adoption by the Board.

                    VIII. RECAPITALIZATION OR REORGANIZATION

    (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

    (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

    (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then all outstanding Options shall fully vest and become fully exercisable, effective as of the first business day immediately preceding the effective date of such Corporate Change (or as of an earlier date determined by the Committee pursuant to the following clause); provided, however, that, subject to such acceleration of vesting of the outstanding Options, no later than (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, may, in its discretion, also act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) provide that the Options may be exercised in full only for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments (other than vesting) to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change or (4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

    (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

    (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

    (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    IX. AMENDMENT OR TERMINATION OF THE PLAN

    The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that (i) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the shareholders of the Company.

                               X. SECURITIES LAWS

    (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

    It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

   PROXY                                                                PROXY
                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                 PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Walter E. Johnson, John W. Johnson and David C. Farries, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of Southwest Bancorporation of Texas, Inc. (the "Company"), to be held at 4400 Post Oak Parkway, Houston, Texas, on May 26, 1998, at 10:30 a.m. (Houston time) and all adjournments and postponements thereof as follows:

1.         ELECTION OF DIRECTORS:          / /  FOR all nominees listed below              / /  WITHHOLD AUTHORITY
                                               (except as marked to the contrary below)        to vote for all nominees listed below

1.


   INSTRUCTION:  TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK A
                 LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

          Ernest H. Cockrell                     Paul B. Murphy, Jr.                      Michael T. Willis
        Adolph A. Pfeffer, Jr.                 Stanley D. Stearns, Jr.

      2. Proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock issuable thereunder from 650,000 shares to 1,000,000 shares.

                  / /  FOR        / /  AGAINST      / /  ABSTAIN

      3. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the year ended December 31, 1998.

                  / /  FOR        / /  AGAINST      / /  ABSTAIN

                            (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

    4. In their discretion, upon any other business as may properly come before said meeting.

    This proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item (2) FOR the proposal to amend the Company's 1996 Stock Option Plan, and with respect to item (3) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the year ended December 31, 1998. The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting and related Proxy Statement and the Company's 1997 Annual Report to Shareholders.
                                          Dated _________________________ , 1998
                                          ______________________________________
                                          ______________________________________
                                                Stockholder's Signature(s)
                                          ______________________________________
                                                Signature if held jointly

                                          NOTE: Joint owners must each sign.
                                          Please sign your name exactly as it
                                          appears on your stock certificate.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title. If held by a
                                          corporation, please sign in the full
                                          corporate name by the president or
                                          other authorized officer.

 (PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)